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EXHIBIT 11--STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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

                                                     Three Months Ended    Nine Months Ended
                                                         September 30,         September 30,
                                                     -------------------   -------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)               1997       1996       1997       1996
------------------------------------------------------------------------   -------------------
Net income applicable to common shareholders         $  7,906   $  3,137   $ 13,283   $ 11,249
                                                     -------------------   -------------------
                                                     -------------------   -------------------

Average common shares outstanding                      23,256     17,506     19,675     17,495

Net effect of dilutive stock options                    1,067         --        509         --
                                                     -------------------   -------------------

Average common and common equivalent shares
  outstanding                                          24,323     17,506     20,184     17,495
                                                     -------------------   -------------------
                                                     -------------------   -------------------

Net income per common and common equivalent
  share                                              $   0.33   $   0.18    $  0.66   $   0.64
                                                     -------------------   -------------------
                                                     -------------------   -------------------
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There is no significant difference between primary and fully diluted earnings per share.